EXHIBIT 99.1
                                                                    ------------

                      PRESS RELEASE DATED OCTOBER 30, 2000

              NEW EARNINGS RECORDS SET FOR 3rd-Q & 9-MONTH PERIODS;

              21% EPS GAIN PACES 32nd CONSECUTIVE QUARTERLY ADVANCE
              -----------------------------------------------------

New York, N.Y., October 30, 2000 -- A 16% increase in net income and a 21% rise in earnings per share, diluted, in the three months ended September 30th, 2000, highlighted the 32nd consecutive quarter-to-comparable-quarter of record earnings for the bank. Mr. Spencer B. Witty, Chairman, Merchants New York Bancorp, Inc. (NASDAQ: NMS: MBNY), attributed the gains to quality loan growth, greater investment income, a contribution by the bank's asset-based lending subsidiary, and effective cost controls.

For the 3rd quarter, net earnings rose to $6.4 million or $0.34 per share, diluted, up from the then-record $5.5 million or $0.28 per share, diluted, in the 1999 3rd quarter. Over the first nine months, net earnings climbed 18.5% to $17.4 million or $0.93 per share, diluted, compared to a then-record $14.7 million or $0.76 per share, diluted, in the 1999 period. On a per-share basis the gain was 22%.

Mr. Witty said "We are quite pleased with the performances of our lending operation, especially in a very competitive marketplace and in light of concerns over the economy, the market, and on interest rates." Merchants paid its 269th consecutive quarterly cash dividend on September 27th. The dividend has never been skipped or cut since inception in 1932, a record that is unmatched, unrivaled, and ongoing.

Merchants Bank has increased its payout 47 times since 1950, also a unique distinction. Mr. Witty also cited the bank's debt-free Balance Sheet and Blue Ribbon bank rating, and, said that "Our capital ratios are more than double those regulators require, to assure depositors of our safety and soundness."

On September 5th, 2000 Merchants announced it had entered into a definitive merger agreement with Valley National Bancorp (NYSE: VLY), Wayne, New Jersey. The merger is expected to close in the first quarter of 2001. Mr. Witty said "if the merger is concluded there will be no changes at Merchants Bank. We will keep the name Merchants Bank of New York and will operate as a Division of Valley National Bank. Our clients will receive the same attention from the same people they are accustomed to dealing with."

Mr. Witty concluded, "The "Good Old Bank" continues and its motto remains: "The Safety of the Depositors comes first -- earnings will inevitably follow."

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect", "look", "believe", "anticipate", "may", "will", or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure. Actual results may differ materially from such forward-looking statements. Merchants New York Bancorp assumes no obligation for updating any such forward-looking statements at any time.

                           MERCHANTS NEW YORK BANCORP

                    Consolidated Financial Summary Highlights
               For the Three- and Nine-Months Ended September 30,

Third Quarter                                                        2000                    1999             %
-------------                                                        ----                    ----            ---
Total Interest Income                                             $27,396,006             $23,095,579       18.62
Total Interest Expense                                             13,225,556              10,031,339       31.84
Provision for Loan Losses                                             850,000                 615,000       38.21
Non-Interest Income                                                 1,891,075               1,734,780        9.01
Non-Interest Expense                                                5,993,454               6,219,919       (3.64)
Net Income                                                          6,384,583               5,500,571       16.07
Earnings Per Share:
   Basic                                                                $0.34                   $0.29        17.2
   Diluted                                                              $0.34                   $0.28        21.4
   Avg. Common Shares Outstanding (ACSO): *
   Basic                                                           18,646,173              19,248,304
   Diluted                                                         18,701,131              19,355,734

Nine Months
-----------
Total Interest Income                                             $79,088,659             $65,776,375       20.24
Total Interest Expense                                             36,253,725              28,395,111       27.68
Provision for Loan Losses                                           2,475,000               1,215,000      103.70
Non-Interest Income                                                 5,492,399               4,767,932        15.2
Non-Interest Expense                                               19,641,677              19,083,486        2.93
Net Income                                                         17,391,784              14,673,689       18.52
Dividends Paid                                                      7,034,301               6,278,808       12.03
Earnings Per Share:

   Basic                                                                $0.93                   $0.76        22.4
   Diluted                                                              $0.93                   $0.76        22.4
   ACSO: *Basic                                                    18,740,627              19,310,356
              Diluted                                              18,800,664              19,403,948

Selected Data at Sept. 30,                                           2000                    1999              %
--------------------------                                           ----                    ----             ---
Total Assets                                                   $1,439,849,141        $  1,349,862,138         6.6%
Total Earning Assets                                            1,372,437,865           1,280,570,691         7.2%
Allowance for Loan Losses
   to Total Loans                                                        1.88%                   1.84%
Return on Avg. Assets                                                    1.68%                   1.53%
Return on Avg. Equity:

   w/o Security Valuation                                               21.91%                  18.67%
   w/ Security Valuation                                                23.92%                  17.71%
Leverage                                                                 7.55%                   8.24%
Risk-Based Capital:  Tier 1                                             13.76%                  16.0%
                          Total                                         15.01%                  17.25%


--------------------------------------------------------------------------------

*     All Per-Share figures reflect 2:1 stock split implemented Oct. 1, 1999.


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